Exhibit 99.2

For immediate release

HAROLD'S STORES, INC. REPORTS SECOND QUARTER SALES AND CLOSING OF $4 MILLION PRIVATE EQUITY INVESTMENT

Dallas, TX - August 8, 2002 - Harold's Stores, Inc. (AMEX symbol: HLD) (the "Company"), a chain of upscale ladies' and men's specialty stores, announced today sales results for the second quarter and year-to-date period ended August 3, 2002.

Comparable store sales for the full-price retail stores declined 3.6% for the quarter and 2.7% year-to-date. Outlet comparable store sales declined 30.6% for the quarter and 21.0% year-to-date. The Company's total comparable store sales declined 8.1% for the quarter and 5.5% year-to-date.

Net sales for the second quarter reached $19.5 million for the quarter, a 16.4% decline from total second quarter sales of $23.3 million during the same period of the previous year. Net sales for the year-to-date were $43.7 million as compared to $50.0 million for the same period in the prior year, a decrease of 12.7%. During the previous year, the Company held warehouse sales that were not conducted this year, resulting in a $3.4 million decline in sales during the year-to-date period.

On Friday, August 2, 2002, the Company completed the closing of the previously announced agreement for a $4 million private equity investment by Inter-Him, N.V., of which Ronald de Waal is a Managing Director, Clark J. Hinkley, a director and the Chief Executive Officer of the Company, and three other directors of the Company, W. Howard Lester, William E. Haslam and Margaret A. Gilliam. The terms of the sale of the Series 2002-A Preferred Stock and the related exchange by the holders of all of the Company's 2001-A Preferred Stock for shares of Amended Series 2001-A Preferred Stock were as previously announced on June 28, 2002. In conjunction with this closing, the Company entered into an amendment of its credit facility with Bank of America, N.A. The amendment principally allows the preferred stock transaction and related dividends, relaxes certain financial covenants and requires an increase in the interest rate in exchange for a reduction to certain bank facility fees.

"We are very pleased to close on our $4 million equity investment. This investment is a strong show of support by our Board of Directors and controlling shareholder for the Company's turn-around efforts in a difficult retail environment. The receipt of these investment funds will allow us to proceed with our plans to complete "Operation Fresh Face" in our existing stores. We intend to complete painting updates to stores that have not previously been done and visual updates to all stores before the holiday selling season. Additionally, we are moving forward on a new prototype development with a goal of remodeling our existing Plano, Texas store into this new prototype within the next six to nine months," said Clark Hinkley, Chief Executive Officer.

Mr. Hinkley continued, "We continued to see favorable response to our merchandise assortments in the spring and summer seasons. As a result, we had fewer clearance units available in our full-price retail stores and did not discount them as heavily during July. While this resulted in significant declines in sales the last two weeks of July, we expect to see improvement in gross margin in the full-price retail stores as a result of this strategic change."

Mr. Hinkley continued, "Our early fall deliveries of merchandise have been well-received by our Customers and we remain pleased with our current inventory levels. Our inventories at the end of the second quarter were down significantly over the prior period. We have been very aggressive in liquidating our prior season inventories in our outlet stores, reducing the outlet inventories to record lows. However, this has come at a significant cost to gross margin in that division."

Founded in 1948 and headquartered in Dallas, Texas, Harold's Stores, Inc. currently operates 50 upscale ladies' and men's specialty stores in 21 states. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc. wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.

Financial Information Contact:

Jodi L. Taylor, Chief Financial Officer

Harold's Stores, Inc.

405-329-4045